Consent of Independent Registered Public Accounting Firm

To The Board of Directors
Genesis Pharmaceuticals Enterprises, Inc

We consent to the use, in Amendment No. 2 to Registration Statement on Form S-1, of our report dated September 26, 2008 on the consolidated financial statements of Genesis Pharmaceuticals Enterprises, Inc. and Subsidiaries as of June 30, 2008 and 2007 and each of the years in the three-year period ended June 30, 2008, included in this Amendment No. 2 to Registration Statement on Form S-1 of Genesis Pharmaceuticals Enterprises, Inc.

We also consent to the reference of our firm under the caption “Experts” in such Amendment No. 2 to Registration Statement on Form S-1.

/S/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

October 6, 2008